                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2166 DATED 24 NOVEMBER 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$1,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
 CURRENTLY TOTALING A$ 2,382,242,000.00 (A$ 705,255,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)    Issuer:                         Queensland Treasury Corporation

    (ii)   Guarantor:                      The Treasurer on behalf of the
                                           Government of Queensland

2.         Benchmark line:                 2017
                                           (to be consolidated and form a single
                                           series with QTC 6% Global A$Bonds due
                                           14 September 2017, ISIN US748305BG31)

3.         Specific Currency or            AUD ("A$")
           Currencies:

4.  (i)    Issue price:                    101.879%

    (ii)   Dealers' fees and commissions   No fee or commission is payable in
           paid by Issuer:                 respect of the issue of the bond(s)
                                           described in these final terms (which
                                           will constitute a "pricing
                                           supplement" for purposes of any
                                           offers or sales in the United States
                                           or to U.S. persons). Instead, QTC
                                           pays fees and commissions in
                                           accordance with the procedure
                                           described in the QTC Offshore and
                                           Onshore Fixed Interest Distribution
                                           Group Operational Guidelines.

5.         Specified Denominations:        A$1,000

6.  (i)    Issue Date:                     26 November 2009

    (ii)   Record Date (date on and from   6 March / 6 September. Security will
           which security is               be ex-interest on and from 7 March /
           Ex-interest):                   7 September.

    (iii)  Interest Payment Dates:         14 March / 14 September

7.         Maturity Date:                  14 September 2017

8.         Interest Basis:                 6 per cent Fixed Rate

9.         Redemption/Payment Basis:       Redemption at par

10.        Change of Interest Basis or     Not Applicable
           Redemption/Payment Basis:

11. (i)    Status of the Bonds:            Senior and rank pari passu with other
                                           senior, unsecured debt obligations of
                                           QTC

    (ii)   Status of the Guarantee:        Senior and ranks pari passu with all
                                           its other unsecured obligations

12.        Method of distribution:         Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:            6 per cent per annum payable
                                           semi-annually in arrears

    (ii)   Interest Payment Date(s):       14 March and 14 September in each
                                           year up to and including the Maturity
                                           Date

    (iii)  Fixed Coupon Amount(s):         A$30 per A$1,000 in nominal amount
           (Applicable to bonds in
           definitive form)

    (iv)   Determination Date(s):          Not Applicable

    (v)    Other terms relating to the     None
           method of calculating
           interest for Fixed Rate
           Bonds:

PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:        A$1,000 per bond of A$1,000 Specified
                                           Denomination
                                           (NB: If the Final Redemption Amount
                                           is other than 100 per cent. of the
                                           nominal value the bonds will be
                                           derivative securities for the
                                           purposes of the Prospectus Directive
                                           and the requirements of Annex XII to
                                           the Prospectus Directive Regulation
                                           will apply and the Issuer will
                                           prepare and publish a supplement to
                                           the Prospectus)

15.        Early Redemption Amount(s)      Not Applicable
           payable on redemption for
           taxation reasons or on event
           of default and/or the method
           of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                  Permanent Global Note not
                                           exchangeable for Definitive Bonds

17.        Additional Financial            Not Applicable
           Centre(s) or other special
           provisions relating to
           Payment Dates:

18.        Talons for future Coupons or    No
           Receipts to be attached to
           Definitive Bonds (and dates
           on which such Talons mature):

19.        Other terms or special          Not Applicable
           conditions:
                                           (When adding any other final terms
                                           consideration should be given as to
                                           whether such terms constitute
                                           "significant new factors" and
                                           consequently trigger the need for a
                                           supplement to the Prospectus under
                                           Article 16 of the Prospectus
                                           Directive) DISTRIBUTION

20. (i)    If syndicated, names and        Not Applicable
           addresses of Managers and
           underwriting commitments:

    (ii)   Date of Dealer Agreement:       23 November 2009

    (iii)  Stabilizing Manager(s) (if      Not Applicable
           any):

21.        If non-syndicated, name and     The Toronto Dominion Bank
           address of relevant Dealer:     Level 24
                                           9 Castlereagh Street
                                           Sydney NSW 2000

22.        Whether TEFRA D or TEFRA C      TEFRA Not Applicable
           rules applicable or TEFRA
           rules not applicable:

23.        Non exempt Offer                Not Applicable

                                           (N.B. Consider any local regulatory
                                           requirements necessary to be
                                           fulfilled so as to be able to make a
                                           non-exempt offer in relevant
                                           jurisdictions. No such offer should
                                           be made in any relevant jurisdiction
                                           until those requirements have been
                                           met. Non-exempt offers may only be
                                           made into jurisdictions in which the
                                           base prospectus (and any supplement)
                                           has been notified/passported.)

24.        Additional selling              Not Applicable
           restrictions:

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ------------------------------------
              Duly authorized

                            PART B--OTHER INFORMATION

1.         LISTING AND ADMISSION TO TRADING

    (i)    Listing                         Bourse de Luxembourg.

    (ii)   Admission to trading:           Application has been made by the
                                           Issuer (or on its behalf) for the
                                           bonds to be admitted to trading on
                                           the regulated market of the Bourse de
                                           Luxembourg with effect from the Issue
                                           Date.

                                           (Where documenting a fungible issue
                                           need to indicate that original
                                           securities are already admitted to
                                           trading.)

2.         RATINGS

           Ratings:                        The bonds to be issued have been
                                           rated:

                                           S&P:       AA+
                                           Moody's:   Aa1

                                           An obligation rated 'AA+' by S&P has
                                           the second highest long term credit
                                           rating assigned by Standard & Poor's
                                           and differs from the highest rated
                                           obligations by only a small degree.
                                           The obligor's capacity to meet its
                                           financial commitment on the
                                           obligation is very strong.

                                           An obligation rated 'Aa1' by Moody's
                                           has the second highest long term
                                           credit rating assigned by Moody's.
                                           Obligations rated 'Aa1' are judged to
                                           be of high quality and are subject to
                                           very low credit risk.

                                           A credit rating is not a
                                           recommendation to buy, sell or hold
                                           securities and may be revised or
                                           withdrawn by the rating agency at any
                                           time. Each rating should be evaluated
                                           independently of any other rating.

                                           (The above disclosure should reflect
                                           the rating allocated to bonds issued
                                           under the bond facility generally or,
                                           where the issue has been specifically
                                           rated, that rating.)

3.         INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests]

[(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.         REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)    Reasons for the Offer:          See "Use of Proceeds" section in the
                                           prospectus supplement--if reasons for
                                           offer different from making profit
                                           and/or hedging certain risks will
                                           need to include those reasons here.

    (ii)   Estimated net proceeds:         Not Applicable.

                                           (If proceeds are intended for more
                                           than one use will need to split out
                                           and present in order of priority. If
                                           proceeds insufficient to fund all
                                           proposed uses state amount and
                                           sources of other funding.)

    (iii)  Estimated total expenses:       Not Applicable.

                                           [Expenses are required to be broken
                                           down into each principal intended
                                           "use" and presented in order of
                                           priority of such "uses".]

5.         YIELD

           Indication of yield:            5.89%

                                           Calculated as 7 basis points less
                                           than the yield on the equivalent A$
                                           Domestic Bond issued by the Issuer
                                           under its Domestic A$ Bond Facility
                                           on the Trade Date.

                                           The yield is calculated at the Trade
                                           Date on the basis of the Issue Price.
                                           It is not an indication of future
                                           yield.

6.         OPERATIONAL INFORMATION

    (i)    ISIN Code:                      US748305BG31

    (ii)   Common Code:                    027594204

    (iii)  CUSIP Code:                     748305BG3

    (iv)   Any clearing system(s) other    Not Applicable
           than Depositary Trust
           Company, Euroclear Bank
           S.A./N.V. and Clearstream
           Banking, societe anonyme and
           the relevant identification
           number(s):

    (v)    Delivery:                       Delivery free of payment

    (vi)   Names and addresses of          [ ]
           additional Paying Agent(s)
           (if any):

7.         TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                    Not Applicable

    (ii)   [Conditions to which the        Not Applicable
           offer is subject;]

    (iii)  [Description of the             Not Applicable
           application process;]

    (iv)   [Details of the minimum         Not Applicable
           and/or maximum amount of
           application;]

    (v)    [Description of possibility     Not Applicable
           to reduce subscriptions and
           manner for refunding excess
           amount paid by applicants;]

    (vi)   [Details of the method and      Not Applicable
           time limits for paying up and
           delivering the bonds;]

    (vii)  [Manner in and date on which    Not Applicable
           results of the offer are to
           be made public;]

    (viii) [Procedure for exercise of      Not Applicable
           any right of pre-emption,
           negotiability of subscription
           rights and treatment of
           subscription rights not
           exercised;]

    (ix)   [Categories of potential        Not Applicable
           investors to which the bonds
           are offered and whether
           tranche(s) have been reserved
           for certain countries;]

    (x)    [Process for notification to    Not Applicable
           applicants of the amount
           allotted and the indication
           whether dealing may begin
           before notification is made;]

    (xi)   [Amount of any expenses and     Not Applicable
           taxes specifically charged to
           the subscriber or Purchaser;]

    (xii)  [Name(s) and address(es), to    None
           the extent know to the
           Issuer, of the placers in the
           various countries where the
           offer takes place.]